Exhibit 23.1

The Board of Directors

MidWestOne Financial Group, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-59510) on Form S-8 of MidWestOne Financial Group, Inc. and subsidiaries, of our report dated February 18, 2005, with respect to the consolidated balance sheets of MidWestOne Financial Group, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004, 10K dated March 30, 2005 of MidWestOne Financial Group, Inc.

KPMG LLP

Des Moines, Iowa

March 30, 2005